THOMPSON COBURN LLP
                                One US Bank Plaza
                               St. Louis, MO 63101
                                 (314) 552-6295


October 23, 2003

Unified Series Trust
431 North Pennsylvania Street
Indianapolis, Indiana  46204


Dear Gentlemen/Ladies:

         Dreman High Opportunity Large Cap Value Fund, Dreman High Opportunity Mid Cap Value Fund, and Dreman High Opportunity Small Cap Value Fund (each a "Fund" and, collectively the "Funds") were established as a series of the Unified Series Trust (the "Trust"), an Ohio business trust, on September 7, 2003. The Trust has filed a post-effective amendment to its Registration Statement on Form N-1A with the Securities and Exchange Commission, as amended (SEC File No. 811-21237 and 333-100654) (the "Amendment") to register an unlimited number of shares of common stock (the "Shares") to be issued by each Fund. You have requested our opinion regarding certain matters in connection with the issuance by the each Fund of its Shares.

         We have, as counsel, examined originals, or copies certified or otherwise identified to our satisfaction, of the Trust's Declaration of Trust, By-laws, minutes of meetings of its Board of Trustees, and such other proceedings, documents and records and considered such questions of law as we deemed necessary to enable us to render the opinion hereinafter expressed.

         Based upon the foregoing, we are of the opinion that after the Amendment has been declared effective and the Shares of each Fund are issued and paid for in accordance with the terms of the Trust's Declaration of Trust and Bylaws, such Shares will be legally issued, fully paid and non-assessable. We express no opinion as to compliance with the Securities Act of 1933, as amended, the Investment Company Act of 1940, as amended, and applicable state laws regulating the offer and sale of securities.

            We hereby consent to the filing of this opinion in connection with Post-Effective Amendment No. 9 to the Registration Statement to be filed with the Securities and Exchange Commission.

                                                     Sincerely yours,


                                                     /s/ Thompson Coburn LLP
                                                     Thompson Coburn LLP